Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into by and between Les C. Vinney (“Vinney” or “Employee”) and STERIS Corporation, an Ohio corporation (“STERIS” or the “Company”), this 7th day of May, 2007;

WITNESSETH:

WHEREAS, Vinney has served the Company in the capacities of Senior Vice President and Chief Financial Officer, Chief Operating Officer and, most recently, President and Chief Executive Officer; and

WHEREAS, Vinney’s efforts since he joined the Company in August 1999, have contributed to the success of the Company and the enhancement of shareholder value; and

WHEREAS, Vinney and STERIS entered into a certain Employment Agreement dated September 7, 2006, in order to document an employment and succession plan for the orderly transition of management responsibilities upon Vinney’s retirement and separation from service with STERIS; and

WHEREAS, STERIS now desires to extend the employment of Vinney as President and Chief Executive Officer of the Company; and

WHEREAS, Vinney is willing to forego other significant opportunities available to him and to continue to serve as President and Chief Executive Officer of STERIS until the earlier of (i) the date a new President or Chief Executive Officer is elected by the STERIS Board of Directors, or (ii) September 30, 2007; and

WHEREAS, Vinney and STERIS desire to enter into this Agreement to set forth their revised agreement concerning Vinney’s continued employment and an orderly succession plan;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, Vinney and STERIS agree as follows:

1. Employment. (a) (1) From the date of this Agreement (the “Effective Date”) until the Changeover Date (as defined below), Vinney shall continue to be employed as President and Chief Executive Officer with an annual base salary rate of $726,000 prior to June 1, 2007, and an annual base salary rate of $750,000 on and after June 1, 2007. (2) On or prior to June 8, 2007, Vinney shall be paid 100% of the bonus that he is eligible to receive under the STERIS Senior Executive Management Incentive Compensation Plan for the 2007 fiscal year (the “2007 SEMICP”). (3) The Company shall implement a Senior Executive Management Incentive Compensation Plan for the 2008 fiscal year (the “2008 SEMICP”). Vinney shall be entitled to participate in the 2008 SEMICP. Vinney’s bonus under the 2008 SEMICP will be based on (A) the Company’s corporate achievement of financial targets consistent with those utilized in the Company’s Management Incentive Compensation Plan (“MICP”) for the 2008 fiscal year, (B) Vinney’s base salary of $750,000, and (C) the pro-rata portion of the fiscal year that Vinney has agreed to be employed as President and Chief Executive Officer (6/12). Any

bonus payment due Vinney under the 2008 SEMICP will be paid on the earlier of (i) June 13, 2008, or (ii) the date that payments are made under the MICP for the 2008 fiscal year. (4) As President and Chief Executive Officer, Vinney shall have the normal executive and managerial responsibilities, duties and authority of an executive serving in such position, subject to the power of the Board of Directors to limit or expand such responsibilities, duties and authorities and subject to the Company’s Code of Regulations and existing resolutions of the Board of Directors and committees thereof.

(b) On or before October 1, 2007, the Board of Directors intends to elect a new President or Chief Executive Officer. The earlier of (i) the date on which the new President or Chief Executive Officer is elected, or (ii) October 1, 2007 shall be referred to in this Agreement as the “Changeover Date.” In the event that the Changeover Date occurs prior to October 1, 2007, Vinney shall continue to perform services through September 30, 2007 (the “Section 409A Separation Date”) as a senior executive employee, reporting to the new President or Chief Executive Officer and the Board of Directors of the Company and performing such duties as may from time to time be assigned by the new President or Chief Executive Officer or the Board of Directors relating to assisting the new President or Chief Executive Officer with transition matters as well as assisting with respect to the matters described in Section 16 of this Agreement and other similar projects. Vinney shall perform such duties on a regular and consistent basis, with the expectation that such duties will require services to be performed no less than 25% of Vinney’s customary average working hours for the thirty-six months immediately preceding the Changeover Date. After any such Changeover Date, Vinney shall continue to receive his base salary at the annual rate of $750,000 per year through the Section 409A Separation Date (unless his employment has been previously terminated pursuant to Section 13). Moreover, the Company shall continue to provide Vinney with secretarial services through March 31, 2008. In addition, through the Section 409A Separation Date the Company shall provide Vinney with an automobile allowance comparable to the automobile allowance that the Company currently provides to Vinney. The Company shall also provide Vinney with e-mail and voice-mail services as well as other accommodations comparable to those provided to other senior executives of the Company and consistent with what the Company currently provides to Vinney through the Post-CEO Employment Period (as defined below). Any payment by the Company for secretarial services, e-mail services, voice-mail services, automobile allowances, and other accommodations shall be considered a separate payment, and not one of a series of payments for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Vinney shall be entitled to participate in the STERIS insurance, retirement and other employee benefit programs as set forth in Section 3.

(c) From and after October 1, 2007 through the earlier of (i) September 30, 2009 or (ii) the date on which Vinney’s employment is terminated pursuant to Section 13 (the “Post-CEO Employment Period”), Vinney shall continue as an employee serving as Senior Advisor based out of his residence and performing such duties on an as needed basis as may from time to time be assigned by the new President or Chief Executive Officer or the Board of Directors which do not unreasonably conflict with any other employment responsibilities of Vinney, and the parties recognize that Vinney may have full-time employment elsewhere during this time period.

(d) The Company shall reimburse Vinney for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses; provided that reimbursement shall be made no later than 2 1/2 months after the end of the calendar year in which the expenses were incurred.

(e) Vinney shall be deemed to have resigned without any further action on his part, effective on the Changeover Date, his position as President and Chief Executive Officer. In addition, Vinney shall be deemed to have resigned without any further action on his part, effective on the Changeover Date, (i) from all other offices of the Company to which he has been elected by the Board of Directors of the Company (or to which he has otherwise been appointed), (ii) from all offices of any entity that is a subsidiary of, or is otherwise related to or affiliated with, the Company, (iii) from all administrative, fiduciary or other positions he may hold with respect to arrangements or plans for, of or relating to the Company or any subsidiary or other affiliate of the Company, and (iv) from any other directorship, office, trustee or other position of any corporation, partnership, joint venture, trust or other enterprise (each, an “Other Entity”) insofar as Vinney is serving in the directorship, office, trustee or other position of the Other Entity at the request of the Company; provided, however, that if such resignation results in noncompliance with any statute, rule or regulation applicable to any entity, subsidiary, other affiliate of the Company or Other Entity, such resignation shall be effective at such time as the resignation would be in compliance with any such statute, rule or regulation. Notwithstanding the foregoing, as of the earlier of: (i) the Changeover Date, or (ii) the date of the Company’s 2007 annual meeting of shareholders, Executive shall no longer be a member of the STERIS Board of Directors and shall execute all documents necessary to resign from said position. Vinney shall not accept election or a nomination for election as a Director of the Company at any annual or special meeting of shareholders after the Effective Date hereof. The Company hereby consents to and accepts such resignations.

(f) In the event that a “change of control” with respect to the Company (as defined in applicable regulations under Section 409A) occurs prior to September 30, 2009, the Company shall pay to Vinney, within five days after such change of control, the full remaining amount that would be payable to Vinney from and after the date of such change of control through September 30, 2009 under this Agreement, except for COBRA and other benefits, which will be paid according to the respective plans; provided, however, that pursuant to the six-month delay rule applicable to specified employees under Section 409A of the Code, in no event shall payment be made to Vinney prior to April 1, 2008.

2. Stock Options. All of Vinney’s stock options, which are listed on Exhibit A hereto, shall remain outstanding to the extent of their original term with exercisability extending to the latest date permitted by applicable regulations under Section 409A, all in accordance with and subject to the terms of the STERIS Corporation 1997 Stock Option Plan, the STERIS Corporation 1998 Long-Term Incentive Plan, the STERIS Corporation 2002 Stock Option Plan, as amended, and the STERIS Corporation 2006 Long-Term Equity Incentive Plan (collectively, the “Option Plans”), as applicable, and the applicable notice of grant or other option agreement, including, without limitation, the Nonqualified Stock Option Agreement dated August 2, 1999, except that the options with respect to 25,000 shares under option number 001450, 50,000 shares under option number 001803 and 75,000 shares under option number

002209 which were not exercisable on January 1, 2005, shall be exercisable only through December 31, 2007, and the options with respect to the 62,500 shares under option number 003706 shall be exercisable only through May 31, 2014.

3. Continuation of Health Insurance and Other Employment Benefits. (a) From the date of this Agreement until the day immediately prior to the 409A Separation Date and (b) for the period beginning on the Section 409A Separation Date and ending on the earliest of (i) the date on which Vinney accepts full-time employment elsewhere, (ii) the date on which Vinney’s employment is terminated pursuant to Section 13 or (iii) September 30, 2009, Vinney shall be entitled to continue to participate in the STERIS insurance, retirement and other employee benefit programs (including matching contributions to the Company’s 401(k) Savings Plan) to the same extent as he was entitled to participate prior to the date of this Agreement, except that in the case of the period referred to in clause (b) above, Vinney shall elect COBRA coverage, and the Company shall reimburse Vinney for the costs of such coverage, until the earlier of the expiration of COBRA coverage or until Vinney accepts full-time employment elsewhere. In the event that Vinney does not accept full-time employment elsewhere before the expiration of COBRA coverage, the Company shall reimburse Vinney for his medical insurance premium expenses after the expiration of COBRA coverage to the same extent the Company would provide coverage under its health insurance plan until the earlier of December 31, 2009, or the date Vinney accepts full-time employment elsewhere.

4. Post-CEO Employment Period Payments. Subject to Vinney’s observance of all terms and conditions set forth in this Agreement, unless his employment has been previously terminated pursuant to Section 13, pursuant to the six month delay rule applicable to specified employees under Section 409A of the Code, the Company shall pay Vinney the following amounts:

(a) $625,000 payable on April 1, 2008; and

(b) Fourteen installments of $62,500 each payable on the last day of each month commencing April 30, 2008 and ending May 31, 2009.

In the event of Vinney’s death prior to May 31, 2009, these amounts shall be paid to his designated beneficiaries, or if none, to his estate in a single sum.

On September 30, 2009, Vinney shall be deemed without any action on his part to retire from employment with the Company.

5. Attorneys’ Fees. On or about the Effective Date, STERIS shall pay Vinney’s counsel fees for legal services provided to Vinney in connection with the negotiation and preparation of this Agreement.

6. Review of Announcements/Disclosures. Except as required by applicable law, no press releases or any other public or internal announcements regarding this Agreement or the actions contemplated hereunder shall be made by any party to this Agreement without the prior review and approval of the other party, which approval shall not be unreasonably withheld.

7. Personal Effects. At no cost to Vinney, Vinney shall be entitled to remove and retain his office furniture and furnishings and equipment including, but not limited to, his computers, printers, fax machines, blackberry portable phone, awards and personal possessions; provided, however, that the Company shall be entitled to examine Vinney’s computers and remove any software, electronic files and all other property of the Company, including, without limitation, property, documents and/or all other materials (including copies, reproductions, summaries and/or analyses) which constitute, refer or relate to Confidential Information (as defined in Section 10 below) of the Company or any software or files belonging to the Company or otherwise containing any Confidential Information.

8. Competition. (a) During the period beginning on the 409A Separation Date and ending on the two-year anniversary of the date on which Vinney’s employment with STERIS is terminated (the “Restricted Period”), Vinney shall not, directly or indirectly, do or suffer to be done any of the following: perform any advisory or consulting services for, operate or invest in (other than not more than one percent of the stock in a publicly-held corporation which is traded on a recognized securities exchange or over-the-counter), be employed by or an independent contractor of, or be a director, partner, or officer of, or otherwise become associated with in any capacity, any person, firm, corporation, partnership, proprietorship, or other entity that develops, manufactures, assembles, sells, distributes, or performs products, systems or services in competition with any products, systems, or services developed, manufactured, assembled, sold, distributed, or performed by the Company.

(b) Vinney has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Section 8 and this Agreement, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Vinney, would not operate as a bar to Vinney’s sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to Vinney. Vinney further acknowledges that his obligations in this Section 8 are made in consideration of, and are adequately supported by the payments by the Company to Vinney described in this Agreement.

9. No Solicitation of Employees. Vinney agrees that he will not, at any time, without the prior written consent of the Company, directly or indirectly, induce or attempt to induce any employee, agent, or other representative or associate of the Company to terminate his, her or its relationship with the Company or interfere with the relationship between the Company and any of its employees, agents, representatives, suppliers, customers, or distributors.

10. Confidential Information.

(a) Vinney acknowledges and agrees that in the performance of his duties as an officer and employee of the Company he was brought into frequent contact with, had or may have had access to, and/or became informed of confidential and proprietary information of the Company and/or information which is a competitive asset of the Company (collectively, “Confidential Information”) and the disclosure of which would be harmful to the interests of the Company or its subsidiaries. Confidential Information shall include, without limitation:

confidential data, marketing strategies (including customer lists), patents, trade secrets, and other confidential information of the Company within Employee’s knowledge concerning the customers, finances or personnel of the Company, concerning the products, systems, and services being developed, manufactured, assembled, sold, distributed, or performed by the Company or concerning the business or affairs of the Company and any other information which constitutes a “trade secret” under federal or state law. Such Confidential Information is more fully described in Subsection (b) of this Section 10. Vinney acknowledges that the Confidential Information of the Company gained by Vinney during his association with the Company was developed by and/or for the Company through substantial expenditure of time, effort and money and constitutes valuable and unique property of the Company.

(b) Vinney will keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available, use or suffer to be used in any manner any Confidential Information of the Company without limitation as to when or how Vinney may have acquired such Confidential Information. Vinney specifically acknowledges that Confidential Information includes any and all information, whether reduced to writing (or in a form from which information can be obtained, translated, or derived into reasonably usable form), or maintained in the mind or memory of Vinney and whether compiled or created by the Company, which derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from the disclosure or use of such information, that reasonable efforts have been put forth by the Company to maintain the secrecy of confidential or proprietary or trade secret information, that such information is and will remain the sole property of the Company, and that any retention or use by Vinney of confidential or proprietary or trade secret information after the termination of Vinney’s employment with and services for the Company shall constitute a misappropriation of the Company’s Confidential Information.

(c) On or prior to the 409A Separation Date, except as provided in Section 7, Vinney will immediately return to the Company (to the extent he has not already returned), equipment, software, electronic files and all other property of the Company, including, without limitation, property, documents and/or all other materials (including copies, reproductions, summaries and/or analyses) which constitute, refer or relate to Confidential Information of the Company.

(d) Vinney further acknowledges that his obligation of confidentiality shall survive, regardless of any other breach of this Agreement or any other agreement, by any party to this Agreement, until and unless (i) such Confidential Information of the Company shall have become, through no fault of Vinney, generally available to or known by the public, (ii) Vinney makes such disclosure in furtherance of the Company’s business and the disclosure is authorized by the Board of Directors or the new President or Chief Executive Officer, or (iii) Vinney is required by law (after providing the Company with notice and opportunity to contest such requirement) to make disclosure. Vinney’s obligations under this Section 10 are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which Vinney may have to the Company under general legal or equitable principles or statutes.

11. Disclosure; Trading Restrictions.

(a) From the date of this Agreement through the end of the Post-CEO Employment Period, Vinney will communicate his role as President and Chief Executive Officer or Senior Advisor and the contents of Sections 8, 9, 10, 12 and 20 of this Agreement to any person, firm, association, or corporation other than the Company, which he intends to be employed by, associated in business with, or represent.

(b) Vinney shall take no action with respect to STERIS common shares that is in violation of the Company’s policies with respect to trading in common shares. The Company will not prevent Vinney from making any sale of STERIS common shares or from exercising any options for STERIS common shares on a cashless basis during any part of any open window period to the extent not otherwise prohibited by applicable law.

12. Certain Activities. During the Restricted Period, Vinney shall not, and shall cause his affiliates not to, except within the terms of a specific written consent of the Chairman of the Compensation Committee, propose, discuss or have any communication with any other person, directly or indirectly, relating in any way to (i) any form of business combination, acquisition or other transaction relating to the Company or any affiliate of the Company and any other party or any affiliate of any other party, (ii) any form of restructuring, recapitalization or similar transaction with respect to the Company or any affiliate of the Company, or (iii) any demand, request or proposal (1) to acquire, or offer, propose or agree to acquire, by purchase or otherwise, any common shares of the Company (“Voting Securities”), (2) to make, or in any way participate in, any solicitation of proxies with respect to any such Voting Securities of the Company (including, without limitation, by the execution of action by written consent), become a participant in any election contest with respect to the Company or seek to influence any person with respect to any such Voting Securities, (3) to participate in or encourage the formation of any partnership, syndicate or other group which owns or seeks or offers to acquire beneficial ownership of any such Voting Securities or which seeks to affect control of the Company or any affiliate of the Company or has the purpose of circumventing any provision of this Agreement, (4) to nominate any candidate for election to the Board of Directors of the Company, (5) constituting a shareholder proposal that would be required to be submitted to a vote of the Company’s shareholders at any annual or special meeting of shareholders, or (6) that would require disclosure or other filing with any government or regulatory agencies or applicable securities exchanges (except as otherwise contemplated by this Agreement).

13. Breach.

(a) If Vinney breaches any of his obligations under Section 8, 9, 10, 11, 12, 16 or 20 in any material respect, then the Company may, at its sole option, following reasonable notice to Vinney and opportunity to cure (other than with respect to those matters set forth in Section 13(b) below), terminate Vinney’s employment with STERIS and terminate all remaining payments and benefits described in this Agreement and obtain reimbursement from Vinney of any expenses and damages incurred as a result of the breach (including, without limitation, reasonable attorneys’ fees), with the remainder of this Agreement, and all promises and covenants in this Agreement, remaining in full force and effect; provided, however, that the Company shall not terminate pursuant to this Section 13(a) any benefits in which Vinney had vested under the Company’s 401(k) Savings Plan, nor will Vinney’s COBRA rights, if any, be reduced by any action taken by the Company under this Section 13(a).

(b) Vinney acknowledges and agrees that the remedy at law available to the Company for breach by Vinney of any of his obligations under Sections 8, 9, 10, 12 and 20 of this Agreement would be inadequate and that damages flowing from such a breach would not readily be susceptible to being measured in monetary terms. Accordingly, Vinney acknowledges, consents and agrees that, in addition to any other rights or remedies which the Company may have at law, in equity or under this Agreement, upon adequate proof of Vinney’s violation of any provision of Sections, 8, 9, 10, 12 and 20 of this Agreement, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

(c) If the Company breaches any of the provisions of this Agreement in any material respect, then Vinney may, following reasonable notice to the Company and opportunity to cure, exercise all rights and remedies which Vinney may have, and the Company shall reimburse Vinney for any costs and expenses (including, without limitation, attorneys’ fees) reasonably incurred in connection therewith.

14. Release by Vinney.

(a) Vinney for himself and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind), hereby releases, dismisses, remises and forever discharges the Company from any and all arbitrations,, claims (including, without limitations, claims for attorney’s fees), demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which Vinney now has or may have had for, upon, or by reason of any cause whatsoever (except that this release shall not apply to the obligations of the Company arising under this Agreement), against the Company (“claims”), including but not limited to:

(i) any and all claims, directly or indirectly, arising out of or relating to: (A) Vinney’s past employment or service with the Company; and (B) Vinney’s resignation as President and Chief Executive Officer and any other position described in Section 1(c) of this Agreement.

(ii) any and all claims of discrimination, including but not limited to, claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or disability, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended (the “ADEA”), Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993 and Ohio Revised Code Chapter 4112;

(iii) any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied; and

(iv) except as prohibited by applicable law, any and all claims under or relating to any and all employee compensation, employee benefit, employee severance or employee incentive bonus plans and arrangements, including the 2007 SEMICP, the 2008 SEMICP and the Option Plans, other than his rights which are set forth in this Agreement, his right to his account balances under the Company’s 401(k) Savings Plan and his right to receive payment under the 2007 SEMICP and the 2008 SEMICP with respect to the fiscal years ending March 31, 2007 and March 31, 2008, respectively; provided that he shall remain entitled to the amounts and benefits specified in Sections 2, 3 and 4 above. Vinney agrees that he intends to release any and all worker compensation claims he may have against the Company by this Agreement, and further agrees to execute any documentation as may be reasonably required to perfect this or any other release contemplated by this Agreement when presented to him by the Company.

(b) Vinney understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of his rights and that any such violation, liability or invasion is expressly denied. The consideration provided under this Agreement is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that Vinney ever had or now may have against the Company to the extent provided in this Section 14. Vinney further agrees and acknowledges that no representations, promises or inducements have been made by the Company other than as appear in this Agreement.

(c) Vinney further understands and acknowledges that:

(i) The release provided for in this Section 14, including, without limitation, claims under the ADEA to and including the date of this Agreement, is in exchange for the additional consideration provided for in this Agreement, to which consideration he was not heretofore entitled;

(ii) He has been advised by the Company to consult with legal counsel prior to executing this Agreement and the release provided for in this Section 14, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of this Agreement, and enters into this Agreement freely, voluntarily and intending to be bound;

(iii) He has been given a period of twenty-one days to review and consider the terms of this Agreement, and the release contained herein, prior to its execution and that he may use as much of the twenty-one day period as he desires; and

(iv) He may, within seven days after execution, revoke this Agreement. Revocation shall be made by delivering a written notice of revocation to the General Counsel at the Company. For such revocation to be effective, written notice must be actually received by the General Counsel at the Company no later than the close of business on the seventh day after Employee executes this Agreement. If Vinney does exercise his right to revoke this Agreement, all of the terms and conditions of the Agreement shall be of no force and effect and the Company shall have no obligation to satisfy the terms or make any payment to Vinney as set forth in this Agreement.

(d) Vinney will not file a lawsuit or other complaint asserting any claim that is released in this Section 14.

(e) Vinney and the Company acknowledge that the terms and conditions of this Agreement are made and are mutually agreed to by the Company and Vinney, and that Vinney waives and releases any claim that he has or may have to reemployment.

(f) For purposes of the above provisions of this Section 14, the “Company” shall include its predecessors, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel.

(g) Vinney agrees that it shall be a condition precedent to his receipt of the payments set forth in Section 4 and other amounts due to him under this Agreement on and after October 1, 2007, that he execute and deliver to the Company on or after October 1, 2007, and not revoke within seven days thereafter, a release of claims in form and substance as set forth in the preceding clauses of this Section 14 and as provided to him by the Company.

15. Release by the Company. The Company, for itself and its successors and assigns, hereby releases, dismisses, remises and forever discharges Vinney and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind) (collectively, the “Vinney Releasees”) from any and all arbitrations, claims (including, without limitation, claims for attorneys’ fees), demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which it now has against Vinney Releasees, on account of any matter which relates in any way, directly or indirectly, to the past, present of future business or affairs of the Company, whether known or unknown, relating to or arising out of Vinney’s service as an officer or employee with the Company (except that this release shall not apply to the obligations of Vinney arising under this Agreement).

16. Continued Availability and Cooperation.

(a) Vinney shall cooperate fully with the Company and with the Company’s counsel in connection with any present and future matters involving financial statement or governance certifications or affirmations, regulatory, stock exchange or independent auditor matters, governmental investigation or review, and any actual or threatened litigation or administrative proceeding involving the Company that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of Vinney’s employment by the Company, or any investigation, charge, proceeding or other action or potential action by any governmental agency throughout the world involving the Company This cooperation by Vinney shall include, but not be limited to the following to the extent allowed by applicable law and Vinney’s fiduciary duties to the Company:

(i) making himself reasonably available for interviews and discussions with the Company’s counsel as well as for depositions and trial testimony;

(ii) if depositions or trial testimony are to occur, making himself reasonably available and cooperating in the preparation therefor as and to the extent that the Company or the Company’s counsel reasonably requests;

(iii) refraining from impeding in any way the Company’s prosecution or defense of such litigation or administrative proceeding;

(iv) cooperating fully in the development and presentation of the Company’s prosecution or defense of such litigation or administrative proceeding;

(v) promptly notifying the President or Chief Executive Officer (if other than Vinney) and General Counsel, if any, in the event that he is contacted by any governmental authority in connection with any investigation, charge or proceeding or any other third party in connection with any actual or threatened litigation or administrative proceeding involving the Company; and

(vi) promptly executing any statements, affidavits, filings, notices or other documents necessary or appropriate to facilitate the obligations contemplated by this Agreement.

(b) Vinney shall be reimbursed by the Company for reasonable travel, lodging, telephone and similar expenses incurred in connection with such cooperation, which the Company shall reasonably endeavor to schedule at times not conflicting with the reasonable requirements of any employer of Vinney, or with the requirements of any third party with whom Vinney has a business relationship permitted hereunder that provides remuneration to Vinney. Vinney shall not unreasonably withhold his availability for such cooperation.

(c) Upon the Changeover Date, Vinney shall update the Company as to the status of all pending matters for which he was responsible or otherwise involved.

17. Payments. All amounts payable under this Agreement shall be subject to applicable tax and other withholding and reporting as required by law. Vinney shall timely pay, and shall indemnify the Company with respect to, any taxes payable by him with respect to this Agreement, including, without limitation, the options listed on Exhibit A, in excess of amounts withheld.

Unless his employment has been previously terminated pursuant to Section 13, in the event of Vinney’s “disability,” as defined in Section 409A of the Code, any amounts otherwise payable pursuant to this Agreement shall continue to be paid to Vinney. Unless his employment has been previously terminated pursuant to Section 13, in the event of Vinney’s death, any amounts otherwise payable to Vinney pursuant to this Agreement (and plans governed by the ERISA, which shall be payable according to their terms) which have not been paid as of date of death shall be paid to his designated beneficiary (or, if none, to his estate), and the Company shall reimburse Vinney and his dependents for COBRA coverage during any such disability or upon his death.

18. Section 409A Compliance. The parties intend that any payment under this Agreement shall be paid in compliance with Section 409A of the Code, and all regulations,

guidance, and other interpretive authority thereunder such that there shall be no adverse tax consequences, interest, or penalties as a result of the payments. The parties agree to report all payments made hereunder in a manner consistent with such intent. The parties agree to modify this Agreement prior to December 31, 2007 with respect to the timing (but not the amount) of any payment to the extent necessary to comply with Section 409A of the Code and avoid application of any taxes, penalties, or interest thereunder. Notwithstanding the foregoing, the parties agree that STERIS is not guaranteeing any particular tax result for Vinney with respect to any payment or any benefit provided under the terms of this Agreement and the parties agree that Vinney shall be responsible for any taxes imposed on any payment or benefit provided under this Agreement.

19. Warranties and Representations.

(a) STERIS represents and warrants that the Board of Directors of STERIS has authorized the person whose signature appears below to execute this Agreement to bind the Company to all provisions contained in this Agreement.

(b) STERIS warrants and represents to Vinney that he is and will continue to be insured by STERIS’ officers and directors liability insurance policy (“D&O Policy”) for any current and/or future claims brought for any act which occurred or may occur while he was or is an officer or director of STERIS, subject to the terms, conditions and limitations of such D&O Policies; and that he is and will continue to be indemnified, pursuant to the regulations, bylaws and resolutions of the Corporation to the full extent allowed by law for any claims against him arising out of his duties as an officer and/or director of the Company.

20. Non-Disparagement. Neither party shall make any statements, written or oral, to any third party which disparage, criticize, discredit or otherwise operate to the detriment of Vinney or the Company, its present or former officers, directors and employees and their respective business reputation and/or goodwill, except as required by law or regulation.

21. Invalidity. The invalidity or unenforceability of any one (1) provision or part of this Agreement shall not render any other provision(s) or part(s) of this Agreement invalid or unenforceable and such other provision(s) or part(s) shall remain in full force and effect.

22. Entire Agreement. This Agreement contains the entire agreement between the parties to this Agreement, and there are no understandings between the parties other than those specifically and expressly set forth in this Agreement. Upon the Effective Date of this Agreement, this Agreement replaces and supersedes any prior employment, change of control, severance or other similar agreements between STERIS and Vinney (including, without limitation, the Employment Agreements, dated as of March 21, 2000 and September 7, 2006, respectively, between Vinney and STERIS and the Change of Control Agreement, dated as of March 18, 2000, between STERIS and Vinney). Vinney agrees, recognizes and acknowledges that any such employment, change of control, severance or other similar agreement is made null and void by reason of this Agreement. This Agreement shall not be amended or modified in any manner except upon written agreement by the parties. Notwithstanding the foregoing, (a) each Stock Option Award granted under the Option Plans between the parties shall remain in full force and effect as set forth herein and on Exhibit A and (b) the undertaking, dated as of the Effective Date, between Vinney and STERIS shall remain in full force and effect in accordance with its terms.

23. Originals. Four (4) copies of this Agreement shall be executed as “originals” so that both Vinney and STERIS and their counsel may possess an “original” fully-executed document. The parties to this Agreement expressly agree and recognize that each fully-executed “original” shall be binding and enforceable as an original document representing the agreements in this Agreement.

24. Governing Laws. This Agreement shall be governed and interpreted pursuant to the laws of the State of Ohio.

25. Successors to the Company. Except as otherwise provided in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, including, without limitation, any corporation which acquires directly or indirectly all or substantially all of the assets of the Company whether by merger, consolidation, sale or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but shall not otherwise be assignable by the Company.

26. Arbitration. In order to resolve any dispute which may arise out of or be related to this Agreement, each of Vinney and the Company shall have the right, in addition to all other rights and remedies provided by law, at such party’s election, to seek arbitration in Cleveland, Ohio, under the rules of the American Arbitration Association, as to claims pursued by such party, by serving a notice to arbitrate upon the other party. Notwithstanding the foregoing, the parties shall have the same rights of discovery under the Ohio Rules of Civil Procedure as if the dispute had been filed as an original action in an Ohio court of original jurisdiction.

IN WITNESS WHEREOF, Vinney and STERIS have executed this Agreement effective and binding as of the Effective Date of this Agreement.

/s/ Les C. Vinney
Les C. Vinney

STERIS CORPORATION

/s/ Mark D. McGinley
Name:	Mark D. McGinley
Title:	Senior Vice President, General Counsel, and Secretary

EXHIBIT A

A.	The following options shall be exercisable through the tenth anniversary of the original date of grant:

Option No.	Issue Date	Shares Outstanding	Price/Sh
000581	8/99	90,000	$13.8125
000742	1/00	2,500	$9.6875
001076	4/00	192,500	$9.000
001450	4/01	75,000	$13.4500
001803	4/02	50,000	$19.6000
002209	4/03	25,000	$22.5800
002591	04/04	90,000	$27.4400
002998	05/05	90,000	$24.4500

B.	The following options were not vested prior to January 1, 2005. Pursuant to the terms of the September 7, 2006 Employment Agreement, the parties reduced the exercise period of such options so that it ends on December 31, 2007:

Option No.	Issue Date	Shares Outstanding	Price/Sh
001450	4/01	25,000	$13.4500
001803	4/02	50,000	$19.6000
002209	4/03	75,000	$22.5800

C.	The following options shall be exercisable through May 31, 2014.

Option No.	Issue Date	Shares Outstanding	Price/Sh
003706	09/07/06	62,500	$24.72